THE PNC FINANCIAL SERVICES GROUP, INC.                             EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                                      Year ended December 31
                                                Three months ended     ----------------------------------------------------------
Dollars in millions                                 March 31, 2001        2000        1999        1998        1997        1996
------------------------------------------------------------------     ----------  ----------  ----------   ---------  ----------
EARNINGS
Income from continuing operations before taxes                $400      $1,848      $1,788      $1,651      $1,595      $1,526
Fixed charges and preferred stock dividends
   excluding interest on deposits                              258       1,063       1,010       1,188       1,110       1,022
                                                           --------    --------    --------    --------    --------    --------
     Subtotal                                                  658       2,911       2,798       2,839       2,705       2,548
Interest on deposits                                           397       1,653       1,369       1,471       1,457       1,428
                                                           --------    --------    --------    --------    --------    --------
     Total                                                  $1,055      $4,564      $4,167      $4,310      $4,162      $3,976
                                                           ========    ========    ========    ========    ========    ========

FIXED CHARGES
Interest on borrowed funds                                    $221        $915        $870      $1,065      $1,010        $985
Interest component of rentals                                   13          50          44          33          26          27
Amortization of notes and debentures                                         1           1           1           1           1
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trusts                              17          67          65          60          43           1
Preferred stock dividend requirements                            7          30          30          29          30           8
                                                           --------    --------    --------    --------    --------    --------
    Subtotal                                                   258       1,063       1,010       1,188       1,110       1,022
Interest on deposits                                           397       1,653       1,369       1,471       1,457       1,428
                                                           --------    --------    --------    --------    --------    --------
    Total                                                     $655      $2,716      $2,379      $2,659      $2,567      $2,450
                                                           ========    ========    ========    ========    ========    ========

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
   STOCK DIVIDENDS
Excluding interest on deposits                                2.55 x      2.74 x      2.77 x      2.39 x      2.44 x      2.49 x
Including interest on deposits                                1.61        1.68        1.75        1.62        1.62        1.62
=================================================================================================================================